UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 3, 2008

Commission	Registrant; State of Incorporation;	I.R.S. Employer
File Number	Address; and Telephone Number	Identification No.

333-145140-01	FIRSTENERGY SOLUTIONS CORP.	31-1560186
(An Ohio Corporation)
c/o FirstEnergy Corp.
76 South Main Street
Akron, OH 44308
Telephone (800)736-3402

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On March 3, 2008, notice was given to the nine owner trusts that are lessors under sale and leaseback transactions, originally entered into in 1987, that FirstEnergy Nuclear Generation Corp. (NGC) would acquire the related undivided interest through the exercise of the periodic purchase option provided for in the applicable facility leases.  NGC is a wholly owned subsidiary of FirstEnergy Solutions Corp.  The leases represent an aggregate 18.26% undivided interest in Unit 2 of the Beaver Valley Power Station located in Shippingport, Pennsylvania.

NGC holds a 60.08% ownership interest in Beaver Valley Unit 2, representing approximately 521.5 megawatts (MW).  Upon the exercise of the periodic purchase option, NGC will acquire ownership of an additional 18.26% interest in Beaver Valley Unit 2, representing approximately 158.5 MW.  The purchase price to be paid by NGC for the undivided interests will be equal to the higher of a specified casualty value under the applicable facility leases (approximately $239 million in the aggregate for the equity portion of all nine facility leases) and the fair market sales value of such undivided interests. An appraisal process to determine the fair market sales value could be invoked by the parties under the purchase option.

An additional payment of approximately $236 million would be required to prepay in full the outstanding principal of, and accrued but unpaid interest on, the lessor notes of the nine owner trusts.  Alternatively, this amount would not be paid as part of the aggregate purchase price if the lessor notes are instead assumed at the time of the exercise of the option.  All of the lessor notes are held by trustees for outstanding secured lease obligation bonds that were issued in 1987 and 1992 to refinance the debt portion of the original sale and leaseback transactions. Those bonds by their terms are not redeemable in connection with a prepayment of the lessor notes in these circumstances and will therefore remain outstanding.  If NGC determines to prepay the notes, it is possible that the proceeds from such prepayment may not be sufficient to pay the principal of, and interest on, the bonds as they come due.  If that is the case, NGC would provide a mechanism to address any such potential shortfall in a timely manner.

Forward-Looking Statements: This Form 8-K includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements include declarations regarding management’s intents, beliefs and current expectations. These statements typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” “believe,” “estimate” and similar words. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. Actual results may differ materially due to the speed and nature of increased competition in the electric utility industry and legislative and regulatory changes affecting how generation rates will be determined following the expiration of existing rate plans in Ohio and Pennsylvania, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, maintenance costs being higher than anticipated, other legislative and regulatory changes, revised environmental requirements, including possible greenhouse gas emission regulations, the uncertainty of the timing and amounts of the capital expenditures needed to, among other things, implement the Air Quality Compliance Plan (including that such amounts could be higher than anticipated) or levels of emission reductions related to the Consent Decree resolving the New Source Review litigation or other potential regulatory initiatives, adverse regulatory or legal decisions and outcomes (including, but not limited to, the revocation of necessary licenses or operating permits and oversight) by the NRC (including, but not limited to, the Demand for Information issued to FENOC on May 14, 2007) as disclosed in the registrant’s SEC filings, the timing and outcome of various proceedings before the PUCO (including, but not limited to, the generation supply plan filing for the Ohio Companies and the successful resolution of the issues remanded to the PUCO by the Ohio Supreme Court regarding the RSP and RCP, including the deferral of fuel costs) and the PPUC (including the resolution of the Petitions for Review filed with the Commonwealth Court of Pennsylvania with respect to the transition rate plan for Met-Ed and Penelec), the continuing availability of generating units and their ability to operate at, or near full capacity, the changing market conditions that could affect the value of assets held in nuclear decommissioning trusts, pension trusts and other trust funds, the ability to comply with applicable state and federal reliability standards, the ability to accomplish or realize anticipated benefits from strategic goals (including employee workforce initiatives), the ability to improve electric commodity margins, the ability to access the public securities and other capital markets and the cost of such capital, the risks and other factors discussed from time to time in the registrant’s SEC filings, and other similar factors. The foregoing review of factors should not be construed as exhaustive. New factors emerge from time to time, and it is not possible to predict all such factors, nor assess the impact of any such factor on the registrant’s business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements. The Registrant expressly disclaims any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

March 7, 2008

FIRSTENERGY SOLUTIONS CORP.
Registrant

/s/ Harvey L. Wagner
Harvey L. Wagner
Vice President and Controller